                                                                   EXHIBIT 10.51


                                      IRORI
                             KEY EMPLOYEE AGREEMENT

            THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 17th day of April, 1998 by and between Riccardo Pigliucci ("Executive") and IRORI, a California corporation (the "Company").

            WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

            WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

            NOW THEREFORE, in consideration of the mutual promises and covenants contained herein; it is hereby agreed by and between the parties hereto as follows:

      1.    EMPLOYMENT BY THE COMPANY.

            1.1 Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer ("CEO") of the Company and Executive hereby accepts such employment effective as of April 17, 1998. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company. Executive will use his best efforts to relocate to a temporary residence in the San Diego, California area (pending relocation of his permanent residence to the San Diego, California area) on a full-time basis by no later than August 31, 1998, and shall spend approximately 1 day per week on site at the Company prior to the completion of this relocation.

            1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

            1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control. In addition, as an executive officer of the Company, Executive will be covered by the Company's directors and officers liability insurance coverage, as in effect from time to time, as well as the Company's bylaw indemnification and indemnity agreement for executive officers and directors.
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      2.    BOARD OF DIRECTORS.

            The Company shall use its best efforts to elect Executive to the Board for so long as Executive holds the position of President and Chief Executive Officer of the Company. Executive agrees to serve as a director if elected by the shareholders and the Board, as the case may be. Upon Executive's request (no earlier than six (6) months following the Effective Date), the Board will consider electing Executive as Chairman.

      3.    COMPENSATION.

            3.1 Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of $350,000 payable according to the Company's regular payroll schedule.

            3.2 Bonus Plan; Bonus. No later than March 1 of each calendar year during the term hereof, commencing with calendar year 1998 (with the exception that the Bonus Plan, as hereinafter defined, for 1998 is to be completed and approved by the June 1, 1998), Executive will be responsible for creating and presenting to the Board of Directors of the Company (the "Board"), a performance-based bonus plan (a "Bonus Plan") for such calendar year for such employees of the Company, including Executive, as Executive believes to be appropriate and in the best interests of the Company's business. The Board and Executive will in good faith attempt to agree upon the Bonus Plan for 1998 no later than June 1, 1998. If Executive has timely submitted such Bonus Plan in the relevant calendar year, and if by April 15 of the relevant calendar year (by June 1, 1998 for the Bonus Plan for 1998), the Board has not approved such Bonus Plan as submitted by Executive and as discussed by the Board and Executive after or before such submission, then the Board will approve and deliver to Executive no later than May 15 of such year (no later than June 15 for 1998) a performance-based Bonus Plan created by the Board, which will be the Bonus Plan against which Executive's performance for such year will be measured as to any bonus to which he may become entitled, provided that such Board-created Bonus Plan will in each case be created in good faith with the goal of maintaining and increasing shareholder value in the Company. If Executive remains an active employee throughout the applicable calendar year and Executive and/or the Company, as applicable, meet the performance goals set forth in the Bonus Plan then in effect, Executive will be entitled to receive a bonus equal to at least 50% of base salary under such Bonus Plan, prorated for partial performance, if and to the extent set forth in such Bonus Plan, in each case, as such Bonus Plan is approved by the Board.

            3.3 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

            3.4 Relocation Expenses. The Company will advance, or reimburse, upon submission of invoices and reasonably detailed supporting documentation an amount not to exceed $175,000 (not including the amount of the "gross up" set forth in Section 3.4(e) below) in the aggregate in respect of:


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                  (a) Executive's reasonable moving expenses, including packing and unpacking and any necessary in-transit or other temporary storage, in relocating Executive's household goods from the Weston, Connecticut area to the San Diego, California area;

                  (b) Executive's reasonable temporary housing expenses, for the period from the Effective Date through the earlier of December 31, 1998 or the date upon which Executive's household has been relocated to the San Diego, California area;

                  (c) One round-trip coach airfare ticket per week for Executive between the Connecticut/New York area and San Diego, California during the period commencing on the Effective Date and ending upon the earlier of the date of final relocation of Executive's household to the San Diego, California area or August 31, 1998, and for (ii) round-trip coach airfare between the Connecticut/New York area and San Diego, California for Executive's spouse for up to three (3) trips in connection with the relocation of Executive's household to the San Diego, California area; and

                  (d) All commercially reasonable closing costs (including without limitation reasonable and customary real estate commissions to the extent applicable) in connection with both any sale by Executive of his house in Connecticut and any purchase by Executive of a house in the San Diego, California area which occur, in each case, within one (1) year after the Effective Date.

                  (e) The reimbursements set forth in this Section 3.4 shall, to the extent appropriate, be "grossed up". For purposes of this Section 3.4 and
Section 3.5 below, "grossed up" means that in the case of a reimbursed expense or payment that is taxable to Executive and is not deductible for Federal income tax purposes, Executive will be paid an amount which, after taxes on such amount, will equal the amount of the non-deductible reimbursable expenses or payments.

            3.5 Mortgage Differential Assistance. Executive will be paid an amount equal to the difference in interest incurred on the principal amount of the mortgage unpaid on his current residence in Weston, Connecticut area as of the Effective Date ("Old Mortgage") and the interest incurred on any mortgage taken out by him in connection with his new residence in the San Diego, California area ("New Mortgage"), limited to the excess interest payable on an amount of up to $1,000,000 more of principal amount of mortgage (the "Excess Mortgage Amount"). The interest differential on the Excess Mortgage Amount shall be paid for a period ending on the earlier of (i) three (3) years from the commencement date of the New Mortgage or (ii) the date upon which the Company first sells securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm commitment underwritten offering of the Company's securities. The interest differential on the Excess Mortgage Amount shall be determined without regard to the effects of any adjustment in the interest rate that takes place following the date the New Mortgage is funded and by calculating the interest that would have been due on the Excess Mortgage Amount assuming the New Mortgage is amortized over thirty (30) years. The payments to be made to Executive with respect to the interest differential on the Excess Mortgage Amount shall be "grossed up".


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            3.6 Compensation Review. The Board will annually review Executive's salary, performance bonus, and incentive stock options to ensure that they are commensurate with work performed. In addition, the Company will annually review and mutually establish with Executive the goals to be used in evaluating Executive's performance bonus.

            4. STOCK OWNERSHIP. Executive will be entitled to obtain stock ownership in the Company as follows:

            4.1 Initial Stock Purchase. Within fifteen (15) days after the Effective Date, the Company will, by action of its Board, provide to Executive the opportunity to purchase up to 600,000 shares of the Company's Common Stock (the "Initial Shares"), pursuant to the standard Restricted Stock Purchase Agreement (the "Restricted Stock Purchase Agreement") approved as part of the Company's Equity Incentive Plan (the "Plan"), as follows:

                  (a) Such Initial Shares will be sold to Executive for the fair market value per share of the Common Stock as determined in good faith by the Board as of the date of sale.

                  (b) The Company will provide Executive an opportunity to acquire the Initial Shares by issuing to the Company a Note in the amount of the purchase price for the Initial Shares bearing interest at the minimum applicable Federal interest rate, secured by the Initial Shares.

                  (c) The Company shall have the right to repurchase, at the purchase price per share paid by Executive, shares from Executive upon his termination as will be specified in the Restricted Stock Purchase Agreement, which repurchase right will lapse with respect to one hundred and twenty thousand (120,000) shares on the first anniversary of the Effective Date and ten thousand (10,000) shares for each month thereafter, at the end of which Executive still is employed by the Company, as specified in the Restricted Stock Purchase Agreement.

            4.2 Percentage Maintenance Right. During the term of his employment, Executive will have the right to purchase further securities of the Company as follows:

                  (a) For purposes of this Section 4.2, the following terms will have the following meanings:

                        (i) "Equity Financing" means the issuance and sale by the Company, at a closing which occurs after the Effective Date but during the term of this Agreement, of the Company's Common Stock and/or Preferred Stock and/or other securities, such as warrants or convertible debt securities, convertible into its Common Stock or Preferred Stock ("Equity Securities"), other than the following: (i) Common Stock (or options therefor) issued to employees, consultants, directors or officers of the Company pursuant to plans approved by the Board, (ii) Equity Securities issued in, or following the consummation of, a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-1, (iii) Equity Securities issued pursuant to the conversion or exercise of convertible or exercisable securities,


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(iv) Equity Securities issued in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (v) stock, warrants or other securities or rights issued to persons or entities with which the Company has or is establishing business relationships provided such issuances are for other than primarily equity financing purposes and involve other strategic elements which may include without limitation, a joint marketing agreement, a license agreement, or a technology development agreement.

                              (ii) "Executive's Minimum Proportion" means a
proportion equal to the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of any convertible or exercisable security then held by Executive divided by the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

                  (b) Executive's Maintenance Right. Executive may purchase, at the closing of each Equity Financing, upon the same terms and conditions as are applicable to the issuance to other investors at such Equity Financing of the securities sold in such Equity Financing, an amount of such securities equal to Executive's Minimum Proportion.

                  (c) Termination of Maintenance Right. The rights of Executive set forth in Section 4.2(b) above shall terminate and be of no further force or effect from and after the date of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

      5.    PROPRIETARY INFORMATION OBLIGATIONS.

            5.1 Agreement. Executive agrees to execute and abide by the Company's standard form of Proprietary Information and Inventions Agreement.

            5.2 Remedies. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

      6.    OUTSIDE ACTIVITIES.

            6.1 Except with the prior written consent of the Company's Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor within the limitations set forth in Section 6.3 below. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.


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            6.2 Except as permitted by Section 6.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

            6.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company, provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 5% of the voting stock of such corporation.

            6.4 Executive may serve as a member of the board of directors of any other unaffiliated company that is not in competition with the Company, provided that such service does not interfere with the performance of his duties or responsibilities. Executive's service as a member of the board of directors of any other company shall be subject in each case to the approval of the Board, following consultation with Executive, which approval will not be unreasonably withheld. For purposes of this Section 1.4, Executive serving on the board of directors of Dionex, BioSepre and TopoMetrix shall be deemed to have been approved by the Board. Executive may retain all benefits he receives as a director of any unaffiliated company, and the Company shall not reduce his compensation by the amount of such benefits.

      7.    TERMINATION OF EMPLOYMENT.

            7.1 Termination Without Cause or With Good Reason.

                  (a) The Company shall have the right to terminate Executive's employment with the Company at any time without cause.

                  (b) In the event Executive's employment is terminated by the Company without cause, or in the event a Constructive Termination Event, as defined in Section 7.4 below, occurs and is not reversed within a fourteen-day period specified in Section 7.4, and Executive, after the expiration of such fourteen-day period, resigns in writing, delivered to the Company, stating that his resignation is a result of, and specifying in reasonable detail the nature of, such uncured Constructive Termination Event, the Company shall retain executive as a consultant for up to three years as described in Section 8 below, in consideration of Executive's execution of a unqualified unconditional release of the Company from all liabilities and obligations (other than those provided for in this Agreement) in form and substance acceptable to the Company.


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            7.2   Termination for Cause.

                  (a) The Company shall have the right to terminate Executive's employment with the Company at any time for cause.

                  (b) "Cause" for termination shall be determined by the Company based on the Board's reasonable belief that one or more of the following has occurred: (i) Executive's indictment or conviction of any felony or of any crime involving dishonesty; (ii) Executive's participation in any fraud against the Company; (iii) breach of Executive's duties to the Company, whether arising under this Agreement or by operation of law, provided that the Company has given advance written notice to Executive for at least 30 days and Executive has not cured such breach to the satisfaction of the Board within said 30-day period;
(iv) Executive's intentional damage to any property of the Company; or (v) conduct by Executive or lack of performance which in the good faith and reasonable determination of the Board demonstrates unfitness to serve.

                  (c) In the event Executive's employment is terminated at any time with cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

            7.3 Voluntary or Mutual Termination.

                  (a) Executive may voluntarily terminate his employment with the Company at any time upon 30 days prior written notice, after which no further compensation will be paid to Executive. Notwithstanding the foregoing, Executive's voluntary resignation following a Constructive Termination Event, in accordance with Section 7.1(b), shall not be deemed to be a voluntary termination for purposes of this Section 7.3.

                  (b) In the event Executive voluntarily terminates his employment, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

            7.4 Constructive Termination Event. A "Constructive Termination Event" will be deemed to have occurred at the Company's close of business on the fourteenth (14th) day after, and including, the first day, that any of the following actions is taken by the Company and such action is not reversed in full by the Company within such fourteen-day period unless prior to the expiration of such fourteen-day period Executive has otherwise agreed to the specific relevant event in writing: (1) Executive's aggregate benefits (excluding his salary compensation and already-set Bonus Plan amounts, which may only be increased, decreased or otherwise changed by mutual written agreement of the Company and Executive as an amendment hereto or to the relevant Bonus Plan) are materially reduced below those in effect immediately prior to the effective date of such Constructive Termination Event, and such reduction is not applied as part of an overall reduction in benefits in which Executive is treated proportionately given Executive's position, length of service, income and other relevant factors customary within the biotechnology industry within the state in which the Company's principal offices are located at the date of such reduction, and/or (2) Executive's duties and/or authority are materially decreased from those in effect immediately prior to such Constructive Termination Event, in a


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way that is adverse to Executive, and/or (3) Executive' title is changed to a title that, under customary practice within the biotechnology industry within the state in which the Company's principal offices are located at the date of such reduction, would be considered to be a lower-level title than Executive's prior title, and/or (4) Executive is required to perform his employment obligations (other than routine travel consistent with that prior to the effective date of such Constructive Termination) at a location more than twenty-five (25) miles away from Executive's principal place of work for the Company, as such place of work was in effect immediately prior to the effective date of such Constructive Termination Event, and/or (5) this Agreement is not assumed in full, absent the written agreement of Executive otherwise, by any successor to the Company, including any acquiror of all or substantially all of the assets of the Company if such acquiror does not assume this Agreement, to whom this Agreement is not automatically assigned in full by operation of law.

      8.    POST-EMPLOYMENT CONSULTATION.

            Upon the termination of Executive's employment with the Company pursuant to Section 7.1(b), the Company shall automatically retain Executive as a consultant to be available to render consulting services in Executive's area of expertise or special competence on a non-exclusive basis for three years if Executive's employment is terminated prior to the one year anniversary date of Executive's employment commencement date, two years if such employment is terminated after such one year anniversary date and prior to such second anniversary date, and one year if such employment is terminated after such two year anniversary date ("Consulting Period"), for up to fifteen (15) hours each month. The Company shall pay Executive a monthly consulting fee equal to one-twelfth (1/12th) of his base salary as in effect at the time of termination, whether or not Executive shall be called upon to render any services in any such month. Any out-of-pocket expenses which Executive's consulting activities for the Company may require will be reimbursed against receipts and vouchers therefor in accordance with the Company's policies in force from time to time. Executive may terminate the consulting arrangement contemplated by this Section 8, at anytime, but shall not be entitled to receive any consulting fees for the period following the termination of such consulting arrangement.

      9.    POST-EMPLOYMENT ACTIVITIES.

            If the Company retains Executive as a consultant pursuant to Section 8 above, then the following restrictions shall apply so long as the Company retains Executive as a consultant:

            9.1 Absent the Company's prior written approval upon instructions of its Board of Directors, Executive will not directly or indirectly engage in activities (similar or reasonably related to those in which Executive shall have engaged hereunder during the two years immediately preceding the termination of Executive's employment with the Company) nor render services (similar or reasonably related to those which Executive shall have rendered hereunder during such two years) in either case to any firm or business organization which directly competes with the Company in any line of business engaged in (or planned to be engaged in) by the Company, whether now existing or hereafter established, nor shall Executive engage in such activities nor render such services to any other person or entity engaged or about


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to become engaged in such activities to, for or on behalf of any such firm or business organization, nor shall Executive entice, induce or encourage any of the company's other employees to engage in any activity which, were it done by Executive, would violate any provision of the Proprietary Information Agreement or this Section 9.

            9.2 The Company upon instruction of its Board of Directors may give Executive written approval(s) to engage personally in any activity or render services referred to in Section 9.1 if it secures written assurances (satisfactory to the Company and its counsel) from Executive and from the prospective employer(s) that the integrity of the Proprietary Information Agreement will not in any way be jeopardized by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company and said counsel shall be upon Executive and his prospective employer(s).

            9.3 The provisions of Section 6.3 shall be applicable to Executive and Executive shall comply therewith. As applied to such consulting period, the term "any line of business engaged in (or planned to be engaged in) by the Company," as used in Section 6.3, shall be applied as at the date of termination of Executive's employment.

      10.   NONSOLICITATION.

            For two (2) years immediately following the termination of employment hereunder, Executive agrees not to interfere with the business of the Company by soliciting, inducing, or otherwise causing any employee or consultant of the Company to terminate his or her employment or engagement with the Company. Notwithstanding the foregoing, if requested by an employee of the Company, Executive shall be entitled to serve as a reference for such employee.

      11.   SPECIAL TERMINATION.

            Notwithstanding anything else set forth herein, Executive shall be entitled to terminate this Agreement upon providing prompt written notice to the Company at least 5 days in advance, if within forty-five (45) days following the Effective Date (i) the Company has not entered into binding operative documents in the establishment or continuance of a corporate partnering relationship or strategic partnership as such terms are customarily understood in the pharmaceuticals industry, pursuant to which the Company is entitled to receive at least $8,000,000 following the Effective Date, through the sale of equity securities, research and development payments, or otherwise and (ii) the Board has not approved a business plan mutually developed with the Company and proposed to the Board by Executive. In the event of a termination pursuant to this Section 11, this entire Agreement shall be of no further force and effect and Executive's sole right under this Agreement shall be to receive the compensation set forth in Section 3.1 hereof solely for the period during which Executive was employed by the Company.

      12.   GENERAL PROVISIONS.

            12.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the


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third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

            12.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

            12.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

            12.4 Complete Agreement. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing approved by the Board.

            12.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

            12.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

            12.7 Arbitration. Any controversy, claim or dispute between Executive and the Company and/or the Company's parents, subsidiaries or affiliates and/or any of their directors, officers, employees, agents, successors, assigns, heirs, executors, administrators, or legal representatives arising out of, in connection with, or in relation to (t) the interpretation, validity, performance or breach of this Agreement, (u) Executive's stock options and the underlying shares, (v) Executive's employment by the Company, (w) any termination of such employment, (x) any actions during or with respect to Executive's work for the Company, (y) any claims for breach of contract, tort, or breach of the covenant of good faith and fair dealing, or (z) any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive's employment with the Company or its termination, shall, at the request of either party, be resolved to the exclusion of a court of law by binding arbitration in San Diego, California, in accordance with Exhibit A hereto. Each of Executive and the Company understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The only claims not covered by this Section 12.7 are claims for benefits under the workers' compensation laws, claims for


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unemployment insurance benefits, and matters within the jurisdiction of the
California Labor Commissioner, which will be resolved pursuant to those laws.

            12.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

            12.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflict of laws principles.

                [Remainder of This Page Intentionally Left Blank]


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            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       IRORI

                                       By:   /s/ Andrew Senyei
                                             -----------------------------------
                                                 Andrew E. Senyei, M.D.
                                                 Chairman of the Board

                                       Date: April 17, 1998

Accepted and agreed this 17th day of April, 1998.

/s/ Riccardo Pigliucci
-----------------------------------
Riccardo Pigliucci


                   [SIGNATURE PAGE TO KEY EMPLOYEE AGREEMENT]

                                    EXHIBIT A
                             ARBITRATION PROCEDURES


      1.    Agreement to Arbitrate

      In the event that there is any dispute relating to, regarding or arising in connection with Executive's employment with the Company which cannot be resolved through direct discussion or mediation, regardless of the kind or type of dispute (excluding claims for workers' compensation, unemployment insurance or any matters within the jurisdiction of the California Labor Commissioner), all such disputes shall be submitted exclusively to final and binding arbitration pursuant to the provisions of the Federal Arbitration Act or, if inapplicable, the Uniform Arbitration Act (California Code of Civil Procedure
Section 1280 et seq.), upon request submitted in writing to the President within one year from the date the dispute first arose, or within one year of the date of termination of employment, whichever occurs first. This procedure shall be the exclusive method for resolving all claims relating to the termination of Executive's employment, including but not limited to any alleged violations of federal, state and/or local statutes; all claims based upon any purported breach of duty arising in contract or tort, including but not limited to breach of contract, breach of the covenant of good faith and fair dealing, or violation of public policy; and any other alleged violation of an employee's statutory, contractual or common law rights.

      Any failure to request arbitration in accordance with the foregoing provisions shall constitute a waiver of all rights to raise or present any claims in any form, in any forum, arising out of any dispute that was subject to arbitration.

      2.    Selection of Arbitrator

      All disputes subject to arbitration will be resolved by a single arbitrator selected from a list provided by the California Mediation and Conciliation Service from its Employment Arbitration Panel. The parties shall select the arbitrator by alternately striking names from the list, and the last name remaining on the list shall be the arbitrator selected to resolve the dispute. The arbitrator must be selected within thirty (30) days of receipt of the written request for arbitration. The arbitration hearing shall be held in San Diego, California, at a neutral location selected by the parties or, in the event the parties are unable to agree, at a location designated by the arbitrator.

      3.    Authority of Arbitrator

      The arbitrator shall only be authorized to exercise the powers specifically enumerated by this procedure and to decide the dispute in accordance with governing principles of law and equity. The arbitrator shall have no authority to modify the powers granted by the terms of this procedure or to modify the terms of the employee handbook, except as required by law. The arbitrator shall have the authority to rule on motions by the parties, to issue protective orders upon motion of any party or third party, and to determine only the disputes submitted by the


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
parties based upon the grounds presented. Any dispute or argument not presented by the parties is outside the scope of the arbitrator's jurisdiction and any award invoking such disputes or arguments is subject to a motion to vacate; provided, however, the arbitrator shall have exclusive authority to resolve any dispute relating to the validity, interpretation and enforcement of these arbitration procedures.

      4.    Discovery

      The arbitrator shall have the power, in addition to determining the merits of the dispute submitted, to permit discovery regarding the subject matter of arbitration and to enforce the rights, remedies, procedures, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions, consequences, liabilities, sanctions and penalties as may be imposed in like circumstances by a Superior Court under the California Code of Civil Procedure. All discovery must be completed thirty (30) days prior to the date set for the arbitration hearing.

      5.    Hearing Procedure

      The issue(s) submitted to the arbitrator must be set forth in the request for arbitration. The arbitrator shall have no authority to frame the statement of the issue(s). Unless otherwise agreed by the parties, the arbitration hearing shall be governed by the formal rules of evidence contained in the California Evidence Code. The parties shall mutually agree on the number of days required for hearing. The hearing shall be recorded and transcribed verbatim by a certified shorthand reporter. Each party shall bear its own costs with respect to a copy of the transcript of the hearing; however, the parties shall each be responsible for one-half the cost of the court reporter's fee and the arbitrator's copy of the hearing transcript.

      6.    Post-Hearing Procedure

      Each party shall have the right to present closing argument at the conclusion of all sworn testimony and, in addition to or in lieu of closing argument, either party shall have the right to submit post-hearing briefs. The due date and procedure for exchanging post-hearing briefs shall be mutually agreed upon by the parties or as directed by the arbitrator.

      7.    Opinion and Award

      The arbitrator shall issue a written opinion and award within sixty (60) days of closing arguments or the receipt of post-hearing briefs, whichever is later. The arbitration award and opinion shall be signed and dated by the arbitrator and shall decide all issues submitted and set forth the legal principles supporting each aspect of the opinion and award. The arbitrator shall only be permitted to award those remedies in law or equity which are requested by the parties and which are supported by the credible, relevant evidence. The arbitrator shall have no authority to award punitive or exemplary damages under any circumstances or for any reason.


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      8.    Fees and Costs

      Each party shall be responsible for its own attorney's fees, except as provided by law, and for all costs associated with discovery unless otherwise ordered by the arbitrator. Each party shall also be responsible for one-half of the arbitrator's fee and one-half of any costs associated with the facilities for the arbitration hearing.

      9.    Severability

      In the event that any provision of this procedure is determined by the arbitrator or by a court of competent jurisdiction to be illegal, invalid, or unenforceable to any extent, such term or provision shall be enforced to the extent permissible under law and all remaining terms and provisions hereof shall continue in full force and effect.


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